Exhibit 99.1

Graphic Packaging Holding Company Announces Receipt of All Required Regulatory Approvals for Pending Acquisition with AR Packaging

ATLANTA, October 13, 2021 - Graphic Packaging Holding Company (NYSE: GPK), (“Graphic Packaging”), a leading provider of sustainable fiber-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies, today announced that all required regulatory approvals to complete the proposed acquisition of AR Packaging Group AB have now been received. The transaction is expected to be completed in early November 2021, subject to the satisfaction of the remaining customary closing conditions set forth in the acquisition agreement.

Graphic Packaging announced its intent to acquire AR Packaging Group AB on May 14, 2021, creating the premier global provider of sustainable fiber-based consumer packaging solutions.

Forward Looking Statements

Certain statements contained in this press constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, the closing of our acquisition of AR Packaging, our business plans, strategies, initiatives and objectives and their expected execution and impact; and our assumptions and expectations regarding any of the foregoing. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended December 31, 2020, and in our subsequent Quarterly Reports on Form 10-Q.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of sustainable fiber-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company’s customers include many of the world’s most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at www.graphicpkg.com.